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                                                                      Exhibit 18



July 16, 2002



Mr. Steven J. Ellcessor
Vice President-Finance and
  Administration, Secretary, and
  Chief Financial Officer
The J. M. Smucker Company
Strawberry Lane
Orrville, Ohio  44667

Dear Mr. Ellcessor:

Note B of the notes to the consolidated financial statements of The J. M. Smucker Company included in its annual report on Form 10-K for the year ended April 30, 2002 describes a change in the method of accounting for certain inventory from the last-in, first-out (LIFO) method to the first-in, first-out
(FIFO) method. There are no authoritative criteria for determining a preferable inventory method based on the particular circumstances; however, we conclude that such change in the method of accounting is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances.


                                        Very truly yours,




                                        Ernst & Young LLP